Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Inland Real Estate Income Trust, Inc.:

We consent to the use of our report dated March 28, 2013, with respect to the consolidated balance sheets of Inland Real Estate Income Trust, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, equity, and cash flows for the year ended December 31, 2012 and the period from August 11, 2011 (inception) through December 31, 2011, and the related financial statement schedule III, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

We consent to the use of our report dated March 12, 2013 related to the historical summary of gross income and direct operating expenses of Newington Fair Shopping Center for the year ended December 31, 2011, incorporated herein by reference. Our report related to the historical summary of gross income and direct operating expenses refers to the fact that the statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of revenue and expense.

/s/ KPMG LLP

Chicago, Illinois

April 12, 2013